NOTICE TO SHAREHOLDERS
Explorer Fund

At a special meeting of shareholders on December 3, 2002, fund shareholders approved the following proposals:

o ELECT TRUSTEES FOR THE FUND. The individuals listed in the table below were elected as trustees for the fund. All trustees served as trustees to the fund prior to the shareholder meeting.

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            TRUSTEE                   FOR          WITHHELD     PERCENTAGE FOR
-------------------------------- --------------- ------------- -----------------
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John J. Brennan                  2,340,906,512   31,825,357        98.7%
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Charles D. Ellis                 2,340,596,667   32,135,201        98.6
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Rajiv L. Gupta                   2,336,110,501   36,621,367        98.5
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-------------------------------- --------------- ------------- -----------------
JoAnn Heffernan Heisen           2,339,958,404   32,773,464        98.6
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-------------------------------- --------------- ------------- -----------------
Burton G. Malkiel                2,336,053,462   36,678,407        98.5
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Alfred M. Rankin, Jr.            2,336,569,407   36,162,462        98.5
-------------------------------- --------------- ------------- -----------------
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J. Lawrence Wilson               2,336,138,643   36,593,225        98.5
-------------------------------- --------------- ------------- -----------------

o CHANGE THE FUND'S POLICY ON INVESTING IN OTHER MUTUAL FUNDS. This change enables the fund to invest its cash reserves in specially created money market and short-term bond funds. This new cash management program, which is similar to those of other large mutual fund complexes, should help the fund to achieve greater diversification and to earn modestly higher returns on its cash reserves. The fund will need Securities and Exchange Commission approval before implementing this new cash management program.

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       FOR             AGAINST        ABSTAIN         BROKER       PERCENTAGE
                                                     NON-VOTES         FOR
------------------- -------------- -------------- --------------- --------------
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2,186,352,220       83,993,382     36,323,444     66,062,823       92.1%
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